Exhibit 99.1

On May 7, 2014, Perrigo Company plc (the “Company”) held a conference call to discuss the Company’s financial results for the third fiscal quarter and year-to-date fiscal 2014, as previously announced by the Company. The following are excerpts from the conference call transcript and presentation.

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Sales within the Company’s U.S. contract manufacturing business were down more than 25% year-over-year as a certain contract customer that the Company supplied product to in fiscal 2013 resumed production at its own facilities, thereby reducing the need for product sourced from the Company. This decline impacted the Company’s Consumer Healthcare segment top-line by nearly 200 basis points in the third quarter of fiscal 2014.

•	The Company closed its plants more this past winter than the last ten years combined, which also impacted its Consumer Healthcare segment.

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While consumers have accepted the plastic tub within the Company’s infant formula category, as evidenced by store brand market penetration of approximately 12%, two major infant formula manufacturers launched value-size promotional items during the quarter, which has caused a short disruption in market share gains.

•	Sales within the Company’s VMS category were 11% higher year-over-year fueled by the launch of InsyncTM, an internally developed natural probiotic which is sold as a national brand.

•	The Company’s total research and development costs are up approximately 57% (approximately 25% excluding Elan) in the third fiscal quarter compared to prior year.

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Gross margin in the Company’s Nutritionals segment increased 240 basis points. Adjusted gross margin, which is gross margin adjusted for acquisition-related amortization, for the segment increased 230 basis points driven by the higher relative gross margin of the InsyncTM brand and improved operating efficiencies over last year. The Nutritionals segment’s adjusted operating margin, which is operating margin adjusted for acquisition-related amortization and a litigation settlement, grew at a slower pace than adjusted gross margin as the Company chose to make more incremental promotional and selling expenditures related to the launch of InsyncTM.

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The Company’s effective tax rate for its third fiscal quarter was 23.3%. The Company’s adjusted effective tax rate, which gives effect to the tax impact of the Company’s non-GAAP pre-tax adjustments, for the third fiscal quarter was approximately 17.9%, lower than the Company had anticipated due to the actual jurisdictional mix of earnings before tax reported.

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Net debt – that is gross debt of $3.3 billion less cash, cash equivalents and current securities of $617 million – was $2.7 billion, which equals a net debt-to-total capital ratio at the end of our third quarter of 24%. See Table I below for a reconciliation of net debt-to-total capital.

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Working capital was $1,351 million. Adjusted working capital was $876 million at the end of the third fiscal quarter, compared to $754 million at June 29, 2013, for an increase of $122 million, due primarily to the acquisition of Elan Corporation, plc (“Elan”) and strong organic growth in the Company’s Rx segment. See Table II below for a reconciliation of adjusted working capital.

PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
(in millions)
(unaudited)

Table I

		March 29, 2014

Total debt		$3,267.2
Less: Cash and cash equivalents and current investment securities		(617.1)
Total net debt		2,650.1
Total shareholders' equity		8,558.8
Total capital		$11,208.9

Net debt to total capital ratio		23.6%

Table II

	March 29, 2014	June 29, 2013
Current Assets	$2,304.4	$2,236.9
Less: Cash & cash equivalents	(609.4)	(779.9)
Less: Current investment securities	(7.7)	—
Current Assets, less cash, cash equivalents & current investments securities	1,687.3	1,457.0

Current Liabilities	$953.0	$749.4
Less: Short-term debt	—	(5.0)
Less: Current portion of long-term debt	(141.7)	(41.2)
Current Liabilities, less short-term debt and current portion of long-term debt	811.3	703.2

Adjusted working capital	$876.0	$753.8